Exhibit 10.2

ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[Date]

Dear                         :

Anadarko Petroleum Corporation’s (the “Company”, including affiliates where applicable) Compensation and Benefits Committee of the Board of Directors has made an Award of Nonqualified Option Award (“Options”) to you under the Company’s 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This Options Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].

Effective [Grant Date], you have been granted Options to buy              shares of Common Stock (“Shares”) at $             per Share. Provided you remain employed by the Employer until such dates, one-third of this Award will vest on [first anniversary of Grant Date], one-third will vest on [second anniversary of Grant Date], and the remaining one-third will vest on [third anniversary of Grant Date]. All unexercised Options shall expire seven years from date of grant, or on [date].

Upon vesting, the Options may be exercised in whole or in part by notifying Linda Mansker or the Company’s Corporate Secretary at the Company’s corporate headquarters. Such notice shall be in the form specified by the Company. Payments of all amounts due (e.g., Purchase Price and applicable withholding taxes) shall be made by check payable to the Company, unless the Company has provided that such amounts may be satisfied in the following manner: (i) all or a portion of the Purchase Price may be paid by delivery of Shares of Common Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (ii) you may pay the Purchase Price by authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Options and remit to the Company a sufficient portion of the sale proceeds to pay the entire Purchase Price and any tax withholding resulting from such exercise. No Shares shall be issued or delivered until full payment of the Purchase Price and applicable withholding taxes, if any, have been made.

Unexercised Options shall expire and be forfeited (without value) to the Company in the event of your termination of employment, unless otherwise provided below:

(i) Retirement. If your employment with the Company ceases by reason of your retirement, as defined in the Anadarko Petroleum Corporation Retiree Health Benefits Plan, you may, for a period of not more than thirty-six (36) months after the date of cessation of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable on the date of retirement.

(ii) Death. If your employment with the Company is terminated due to death, all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your legal representative, beneficiary or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution, may, for a period of not more than twelve (12) months after the date of death (unless the Options expire earlier by their own terms), exercise the Options.

In the event of your death after termination of employment described in (i), (iii), (iv), (v) or (vi) herein, your legal representative, Beneficiary or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution will have the remaining exercise period awarded to you by your reason of termination as provided in this Award Agreement or the Plan.

(iii) Disability. If your employment with the Company is terminated due to disability (as defined in the Company’s disability plan), all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. You may, for a period of not more than thirty-six (36) months after the date of termination of employment (unless the Options expire earlier by their own terms), exercise the Options.

(iv) Termination Without Cause. Except as provided in (v) below, if your employment with the Company is terminated by the Company due to a reduction in force, job abolishment, or at the convenience of the Company, as determined by the Company, you may, for a period of not more than twelve (12) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable at the date of such termination.

(v) Termination following a Change of Control. If your employment with the Company is terminated without Cause or for Good Reason during the Applicable Period following a Change of Control, all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised and you may, for a period of not more than three (3) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options.

(vi) Voluntary Termination. If you voluntarily terminate employment with the Company other than for Good Reason during the Applicable Period following a Change of Control, you may, for a period of not more than three (3) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable at the date of such termination.

(vii) Termination for Cause. If you are terminated from employment with the Company for Cause, all your Options (whether vested or unvested, exercisable or unexercisable) shall be immediately forfeited.

Notwithstanding anything to the contrary, if your employment is terminated as provided in (iv) or (vi) above and you otherwise qualify for retirement under the Company’s retirement plan, as defined in the Anadarko Petroleum Corporation Retiree Health Benefits Plan, you shall be deemed to have terminated employment because of retirement.

Except as provided in the Plan, the Options granted hereunder are not transferable except by will or the laws of descent and distribution. Options are exercisable, during your lifetime, only by you. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options or any right or privilege conferred hereby, the Options and the right and privilege conferred hereby shall immediately become null and void.

You shall have no rights as a stockholder with respect to any Shares subject to the Options prior to the date such Shares are exercised and issued to you.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you acknowledge that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation. If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the

Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. This obligation shall survive the termination of this Award Agreement.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

Once Options have been exercised and Shares have been delivered to you, you are free to sell, gift or otherwise dispose of such Shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,